Exhibit 10.2

SECOND AMENDMENT TO
MANAGEMENT SERVICES AGREEMENT
Construction Partners, Inc., a Delaware corporation (the “Company”) and SunTx Capital Management Corp., a Texas corporation (“SunTx”), hereby enter into this Second Amendment (the “Amendment”), which is made effective as of October 1, 2015, to the Management Services Agreement, dated October 1, 2006 as amended by that certain Amendment to Management Services Agreement dated effective as of October 1, 2013 (the “Agreement”).
WHEREAS, the Company and SunTx desire to amend the Agreement.
NOW, THEREFORE, in consideration of the mutual agreements set forth below and in the Agreement, the Company and SunTx agree as follows:
1.    Section 2(a) of the Agreement is hereby deleted in its entirety and replaced by the following:
2.    Management Fees (a) in consideration for the provision of the Services, the Company shall pay to SunTx a fee equal to $83,333.33 per month (the “Management Fee”). The Management Fee shall be payable to SunTx in arrears in equal quarterly or semi-annual installments, at the Company’s election, on the last day of each installment period. SunTx and the Company will review the Management Fees and Services on an annual basis and, concurrent with such review, SunTx may increase the Management Fee by an amount equal to the All Items inflation rate according to the CPI-U U.S. for the trailing twelve months on each successive anniversary of the Effective Date, subject to the approval of a majority of the Company’s Board of Directors other than Directors who are employees of SunTx.
IN WITNESS WHEREOF, the parties hereto have executed this Amendment, which shall be effective as of the date first written above.

CONSTRUCTION PARTNERS, INC.		SUNTX CAPITAL MANAGEMENT CORP.

By:	/s/ Charles E. Owens	By:	/s/ Ned N. Fleming, III
Name:	Charles E. Owens	Name:	Ned N. Fleming, III
Title:	President and Chief Executive Officer	Title:	Managing Partner